EXHIBIT 99.1

[NEWS RELEASE LETTERHEAD OF HUGOTON ROYALTY TRUST APPEARS HERE]

HUGOTON ROYALTY TRUST
DECLARES FEBRUARY CASH DISTRIBUTION

    Dallas, Texas, February 16, 2007 - Bank of America, N.A., as Trustee of the Hugoton Royalty Trust (NYSE - HGT), today declared a cash distribution to the holders of its units of beneficial interest of $0.169036 per unit, payable on March 14, 2007, to unitholders of record on February 28, 2007.  The following table shows underlying gas sales and average prices attributable to the current month and prior month distributions.  Underlying gas sales volumes attributable to the current month distribution were primarily produced in December.

	Underlying Gas Sales Volumes (Mcf) (a)
	Total	Daily	Average Gas Price per Mcf
Current Month Distribution	2,399,000	77,000	$ 6.34

Prior Month Distribution	2,383,000	79,000	$ 6.25

(a)	Sales volumes are recorded in the month the trust receives the related net profits income. Because of this, sales volumes may fluctuate from month to month based on the timing of cash receipts.

    XTO Energy has advised the trustee that daily underlying gas sales volumes attributable to the current month distribution were lower because of weather related production problems in Oklahoma. Based on available January 2007 production information, XTO Energy has advised the trustee that gas sales volumes related to the March 2007 distribution may further decline because of weather related problems.

    XTO Energy deducted budgeted development costs of $3,750,000, production expense of $1,639,000 and overhead of $761,000 in determining the royalty payment to the Trust for the month of February.

Development Costs

    XTO Energy has advised the trustee that it decreased the monthly development cost deduction from $5,000,000 to $3,750,000 beginning with the February 2007 distribution. This monthly deduction is based on the current level of development expenditures and the development cost budget for calendar year 2007 and will continue to be evaluated and revised as necessary.

For more information on the Trust, please visit our web site at www.hugotontrust.com.

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Contacts:	Nancy G. Willis Vice President Bank of America, N.A. (Toll Free) 877/228-5083	Louis G. Baldwin Executive Vice President & Chief Financial Officer XTO Energy, Inc. 817/870-2800

Statements made in this news release, including those relating to weather related effects on future gas sales volumes from the underlying properties, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that the trustee and XTO Energy believe are reasonable based on currently available information; however, the trustee’s and XTO Energy’s assumptions and future gas sales volumes from the underlying properties are both subject to a wide range of risks and uncertainties and there is no assurance that these expectations will occur. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including but not limited to, changes in the underlying demand for oil and gas, the timing and results of drilling activity and weather related or other delays in completing production on the underlying properties, gas pipeline capacity and general market conditions. Further information on risk and uncertainties is available in the trust’s filings with the Securities and Exchange Commission, which are incorporated by this reference as though fully set forth herein.